Exhibit 10.30
MKS Instruments, Inc.
Compensatory Arrangements with non- Employee Directors
Effective January 20, 2009
Cash Compensation1
Directors who are not employees of the Company are paid cash compensation as follows:

		Annual Retainer
		(Paid in Quarterly
		Installments)	Meeting Fees
Chairman		$60,000.00	$1,600.00
Board Member		$28,800.00	$1,800.00
Lead Director		$14,400.00
Audit Committee	Chair	$10,800.00	$1,350.00
	Member		$1,350.00
Compensation Committee	Chair	$9,000.00	$1,350.00
	Member		$1,350.00
Nominating & Corporate Governance Committee	Chair	$5,400.00	$1,350.00
	Member		$1,350.00
Directors of MKS are reimbursed for expenses incurred in connection with their attendance at board meetings and committee meetings.
Stock Compensation
     Non-employee directors participate in the Company’s 2004 Stock Incentive Plan. Under this plan, non-employee directors receive restricted stock units of the Company’s common stock as follows:

		Number of
		Restricted Stock
Type of Award	Date of Award	Units	Vesting Schedule
Initial Award	Date of initial election to board	6,666	vests in 12 equal quarterly installments over a three-year period

Annual*	Date of each Annual Meeting of Shareholders	4,000	Fully vests on the day prior to the first annual meeting of shareholders

Number of
Restricted Stock
Type of Award	Date of Award	Units	Vesting Schedule
following the date of grant (or if no such meeting is held within 13 months after the date of grant, on the 13 month anniversary of the date of grant)

*	A Non-Employee Director is eligible to receive annual awards if the director has been in office for at least six months prior to the date of the respective annual meeting of shareholders.
1        Reflects temporary reductions in cash compensation in effect as of January 20, 2009.